UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 15, 2011
Date of Report (Date of earliest event reported)

Amtech Systems, Inc.
(Exact name of registrant as specified in its charter)

Arizona	000-11412	86-0411215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.

131 S. Clark Drive, Tempe, AZ		85281
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code		480 967-5146

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	(1) On December 15, 2011, the Board of Directors (the "Board") of Amtech Systems, Inc. (the “Company”) appointed Fokko Pentinga as a director of the Company effective immediately.

(2) There are no arrangements or understandings between Mr. Pentinga and any other persons pursuant to which Mr. Pentinga was selected as a director.

(3) Mr. Pentinga has been appointed to serve on the Technology Strategy Committee.

(4) Mr. Pentinga has not had any transactions with the Company or its subsidiaries that are required to be disclosed under Item 404(a) of Regulation S-K, nor have any such transactions been proposed.

(e)
On December 15, 2011, the Compensation and Stock Option Committee (the “Compensation Committee”) of the Board of the Company approved annual base compensation for its executive officers for calendar year 2012, as follows: (i) Jong S. Whang, the Company's Chairman of the Board and Chief Executive Officer, $400,000 (ii) Fokko Pentinga, the Company's President, $370,000 (which salary will be paid in Euros based upon the exchange rate in effect as of December 15, 2011); (iii) Bradley C. Anderson, the Company's Executive Vice President-Finance and Chief Financial Officer, $265,000 (iv) Robert T. Hass, the Company's Vice President and Chief Accounting Officer, $170,000; and (v) Jeong Mo Hwang, Ph.D., the Company's Vice President and Chief Technology Officer, $170,000. Messrs. Whang, Anderson, Hass and Hwang's calendar year 2012 salaries are equal to their calendar year 2011 salaries. In addition, the Compensation Committee approved car allowances of $18,000 per year for Mr. Whang, €29,500 per year for Mr. Pentinga, $10,000 per year for Mr. Anderson, $7,000 per year for Mr. Hass and $7,000 per year for Dr. Hwang. Messrs. Whang, Anderson, Hass and Hwang's calendar year 2012 car allowances are equal to their calendar year 2011 car allowances.

On December 15, 2011, the Compensation Committee also approved target performance bonus amounts for its executive officers under the Company's non-equity incentive plan for fiscal year 2012, as follows: (i) for Mr. Whang, 80% of his base salary (no change from the fiscal year 2011 target); (ii) for Mr. Pentinga, 75% of his base salary; (iii) for Mr. Anderson, 55% of his base salary (no change from the fiscal year 2011 target); (iv) for Mr. Hass, 30% of his base salary (no change from the fiscal year 2011 target) and (v) for Dr. Hwang, 30% of his base salary (no change from the fiscal year 2011 target).

On December 15, 2011, upon the recommendation of the Compensation Committee, the Board approved restricted stock and option grants for its executives. Mr. Whang received a grant of an option to purchase 36,667 shares of the Company's common stock and a restricted stock grant of 18,333 shares of the Company's common stock. Mr. Pentinga received a grant of an option to purchase 85,000 shares of the Company's common stock and a restricted stock grant of 15,000 shares of the Company's common stock. Mr. Pentinga's grant of 85,000 options includes 55,000 options issued in connection with his appointment to the position of CEO effective January 1, 2012. Mr. Anderson received a grant of an option to purchase 16,667 shares of the Company's common stock and a restricted stock grant of 8,333 shares of the Company's common stock. Mr. Hass received a grant of an option to purchase 5,000 shares of the Company's common stock and a restricted stock grant of 2,500 shares of the Company's common stock and Dr. Hwang received a grant of an option to purchase 5,000 shares of the Company's common stock and a restricted stock grant of 2,500 shares of the Company's common stock. Each of the restricted stock and option grants will vest in four (4) equal annual installments beginning on December 15, 2012. All options granted have an exercise price of $7.98 (the closing price of the Company's common stock on December 14, 2011).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMTECH SYSTEMS, INC.

Date: December 19, 2011	By: /s/ Bradley C. Anderson
Name: Bradley C. Anderson
Title: Executive Vice President & Chief Financial Officer